Exhibit 10.3

JUDY 1 and McDAME MOUNTAIN CLAIMS
SITE SERVICE AGREEMENT

THIS AGREEMENT made effective as of the 8th day of July, 2011.

BETWEEN:
S.G. DIAKOW, .....................................................................................................

(the "Contractor")
OF THE FIRST PART
AND:

DANE EXPLORATION INC., 3577 - 349 West Georgia Street, Vancouver,
British Columbia, Canada, V6B 3Y4

(the "Client")
OF THE SECOND PART

W H E R E A S:

A.	The Client is the owner or has an interest in the land/mineral claims described in Schedule "A" hereto (herein called the "Property");

B.	The Client requires the services of a contractor to perform the work and services outlined in outlined in Schedule "B" herein (herein called the "Work Program");

C.
The Contractor has agreed with the Client to undertake the Work Program on the terms and conditions herein contained, or to arrange for an alternate service provider to be contracted on the on the same, or similar, terms to those included in this Service Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that the consideration of the covenants and agreements herein contained the parties hereto agree as follows:

1.	Definitions:

(a)
“AGREEMENT” shall mean this Service Agreement between Mr. S.G. Diakow and Dane Exploration Inc. dated July 8, 2011, as amended from time to time, including all attachments, exhibits, and schedules hereto.

(b)	“BUDGET” shall mean the estimated cost of the Work Program.

(c)
“EFFECTIVE DATE” shall be a mutually agreed date to be determined after the Client has successfully raised a minimum of US$50,000 through the sale of common shares of the Client, subsequent to July 8, 2011, and shall mean the date this Agreement becomes effective.

(d)	“PERSONNEL” shall mean S.G. Diakow’s permanent and temporary employees, officers and subcontractors involved in the execution and performance of the present Agreement.

(e)	“PROPERTY” shall mean the Judy 1 and McDame Mountain Claims, as specified in Schedule ‘A’ hereto.

(f)	“SERVICE FEE” shall mean fee incurred by the Contractor for personnel, equipment, and services provided or supplied with respect to the Work Program plus an administration fee of 15%.

(g)	“WORK PROGRAM” shall mean all of the services to be performed by S.G. Diakow as designated in Schedule “B” as the work and services to be performed by the Contractor.

2.	Contractor's Services

(a)
The Contractor shall perform the work and provide the services with respect to the Work Program as designated in the Budget as the work and services to be performed by the Contractor and, such additional work and services as may from time to time be mutually agreed to by the Contractor and the Client.

(b)
In the event that the Contractor is requested to perform any services or work which falls outside of the scope of the Work Program defined herein, it shall forthwith perform the same and the Client agrees to compensate the Contractor for such additional work and services performed.

(c)	The Contractor shall, in addition to the Work Program defined herein, perform the following duties:

(i)	at the cost of the Client, apply for and maintain in full force and effect any and all governmental permits and approvals required for the lawful undertaking of the Work Program;

(ii)
comply with all terms and conditions applicable to the Client or the Work Program contained in any governmental permit or approval required or obtained for the lawful prosecution of the Work Program, or in any insurance policy affecting or covering the Work Program, or in any surety bond obtained in connection with the Work Program;

(iii)	furnishing such consultation and advice relating to the Work Program as may be reasonably requested from time to time by the Client;

(iv)
keeping the Client fully informed on a regular basis of the progress of the Work Program, including the preparation of such reports as are provided for herein or as may reasonably be requested by the Client and which are of a nature generally requested or expected of contractors on similar projects;

(d)	The Contractor shall report on the progress of the Work Program every two weeks, which report shall include:

(i)	the cost incurred to date of the report for the Work Program;

(ii)	comparison of the costs of the Work Program contained in the budget with the actual costs of the Work Program to the date of the report;

(iii)	an estimate of any anticipated cost over-runs for any item contained in the Budget.

(e)
The Contractor shall hire and retain at the expense of the Contractor and as employees of the Contractor, and not as employees of the Client, such personnel as may be required to properly perform the Contractor's function hereunder.  The compensation, retention and performance of employees hired by the Contractor at its own expense shall be controlled exclusively by the Contractor, and the Contractor shall be responsible for complying with all laws and regulations affecting such employment, including the provision of any benefits or compensation requested by statute or contract.

3.	Budget

As soon as practicable after minimum funding of US$50,000 has been secured by the Client through sales of its shares subsequent to July 8, 2011 and the Work Program has been determined, and in any event prior to commencement of the Work Program, the Contractor shall prepare and submit to the Client for its review and approval a budget for the Work Program (herein the "Budget") showing the estimated cost of the Work Program broken down by line item, including a reasonable allowance for contingencies and reserves.  The Contractor shall update the Budget as and when any material change occurs in the Work Program or in the assumptions of the items contained in the Budget.  The approval by the client of the Budget, including any amended Budget, shall constitute approval to the Contractor to make any expenditures described therein or actions reasonably necessary to carry out such budgeted expenditures.  However, this shall not preclude the Contractor from performing services and incurring expenses under the Work Program whether original or amended, prior to approval of the Budget by the Client, and any such expenditure by the Contractor shall be reimbursed by the Client as per Paragraph 4 of the Contract.

4.	Compensation

(a)
As compensation for the services to be provided by the Contractor hereunder, the Client shall pay to the Contractor a "Service Fee" for the personnel, equipment and services provided or supplied with respect to the Work Program at the rates equal to the Contractor's charge out rates for such personnel, equipment and services, plus a 15% fee. The Contractor shall prepare and deliver to the Client bi-monthly statements showing the amount of the Contractor's Service Fee for the preceding bi-monthly period and the Client shall cause the Contractor's Service to be paid within fifteen (15) days of the receipt of the said statement setting forth the Contractor's Service Fee.

(b)
In the event that the Client directs or instructs the Contractor to perform or furnish any services or work which falls outside the scope of the Work Program and/or the services to be provided herein, the Contractor shall be entitled to receive such additional compensation as shall be mutually agreed upon, or in the absence of such agreement as shall be reasonable and equitable under the circumstances.

5.	Duration and Termination

   (i).  Initial Term and Renewal

The initial term during which S.G. Diakow shall be obligated to perform the work and services under the present agreement shall commence on the Effective Date and end upon final Completion of the Work Program.

   (ii). Early Termination

This Agreement shall terminate and be at an end in the event that:

(a)	Termination by Mutual Agreement

The Parties may mutually agree to terminate this Agreement;

(b)	Termination for Contractor’s bankruptcy or insolvency

The Client shall have the right to terminate the present Agreement upon 30 (thirty) days written notice to the Contractor in the event the Contractor files a voluntary assignment in bankruptcy or is to be adjudicated as bankrupt or insolvent, or files any petition seeking a reorganization arrangement, liquidation, dissolution or similar relief under any present or future law relating to bankruptcy, insolvency or other relief for debtors or shall seek, consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of the Contractor, or of all or a substantial part of its assets;

(c)	Termination for non-performance of work and services by Contractor

(i)
In the event the Contractor fails to perform the Work Program in the manner or within the time required or commits or permits a breach of or default in any of its duties, liabilities or obligations hereunder and fails to fully cure or remedy such failure, breach or default within thirty (30) days after written notice specifying the nature of such failure, breach or default by the Contractor, or if such breach or default cannot be reasonably cured within the said thirty (30) days, fails to commence such cure or remedy within the said thirty (30) day period or at any time thereafter fails to diligently prosecute such cure or remedy to completion, the Client shall have the right to terminate the Agreement upon 30 (thirty) days written notice to the Contractor. If the Contractor fails repeatedly to perform its obligations under this Agreement in a timely or satisfactory fashion and thereby materially interferes with the Client's schedule for completion of the Work Program, provided that the Client has previously notified the Contractor in writing of one or more prior failures to perform in a timely or satisfactory fashion and the Contractor has failed to or could not correct such prior failure, and, in one or more subsequent instances, has failed to perform its obligations in a timely or satisfactory fashion, the Client shall have the right to terminate the Agreement upon 30 (thirty) days written notice to the Contractor.

(d)	Termination for non-payment of Service Fee by Client

In the event the Client fails to pay the Contractor's Service Fee from time to time as and when the Service Fee shall be due and payable, the Contractor shall have the right to terminate the Agreement upon 30 (thirty) days notice to the Client.

(e)	Termination for change in control

In the event of the Client disposing of all or any part of its interest in the Property prior to the completion of the Work Program by the Contractor without the prior consent of the Contractor, the Contractor shall have the right to terminate the Agreement upon 30 (thirty) days written notice.

(f)
Termination for non-approval for Amended Budget, Excessive, Unnecessary or Unreasonable Costs

The client shall have the right to terminate the Agreement upon 30 (thirty) days written notice in the event that:

(i)	the Client does not approve any amended Budget or Work Program submitted to it by the Contractor;

(ii)	the cost of carrying out the Work Program exceeds the Budget by an amount exceeding fifteen (15%) percent of the Budget;

(iii)	the contractor incurs costs which are unnecessary or unreasonable and not in accordance with prudent and generally accepted industry practices.

6.	Ownership of Information and Material

The Contractor shall, upon completion of the Work Program or any sooner termination of this Agreement, deliver to the Client all written data and information generated by or for the Client in connection with the Work Program, and all drawings, plans, books, records, contracts, agreements and all other data, information and documents in its possession relating to its services or the Work Program, and the Client shall have the right to use the same without further compensation to the Contractor.  The Contractor agrees, for itself and all personnel retained or employed by the Contractor in performing its services, to hold in confidence and not to use or disclose to others any confidential or proprietary information or data of the Client which came within the knowledge of the Contractor as a result of its services, except where (i) the Client specifically authorizes the Contractor to disclose any of the foregoing to others or such disclosure reasonably results from the performance of the Contractor's services hereunder, or (ii) such data or information shall have theretofore been made publicly available by parties other than the Contractor or any such persons.

7.	Licenses

The Contractor shall, at its own expense, qualify to do business and obtain and maintain such licenses as may be required for the performance by the Contractor of its services.

9.	Indemnity

(a)
The Contractor hereby agrees to indemnify, defend and hold harmless the Client from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable legal fees), arising directly or indirectly, in whole or in part, out of the negligence or any willful act or omission of the Contractor, or any of its officers, directors, agents or employees in connection with this Agreement or the Contractor's services or work hereunder,  within the scope of its duties or authority hereunder.  The provisions of this paragraph shall survive the termination of this Agreement.

10.	Independent Contractor

In performing its services hereunder, the Contractor shall be an independent contractor and not an employee or agent of the Client.

11.	Severability

Each provision of this Agreement is intended to be severable.  If any term or provision hereof shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

15.	Governing Law

This Agreement is entered into in the Province of British Columbia, Canada and shall be governed by the laws thereof.

16.	Time of Essence

Subject to the provision of Paragraph 17, time is of the essence in the performance of this Agreement.

17.	Force Majeure

A delay in or failure of performance by either party hereto other than the payment of money, shall not constitute a default, nor shall the Client or the Contractor be held liable for loss or damage, if and to the extent that such delay, failure, loss or damage is caused by occurrences beyond the reasonable control of such party, and its agents, employees, contractors, subcontractors and consultants, including but not limited to Acts of God, expropriation or confiscation of facilities, compliance with any order or request of any governmental authority or person purporting to act therefore, acts of declared or undeclared war, weapon of war employing atomic fission or radioactive force, whether in the time of peace or war, public disorders, rebellion, sabotage, revolution, earthquake, floods, riots, strikes, labour or employment difficulties, delays in transportation, inability of a party to obtain necessary materials or equipment or permits due to existing or future laws, rules or regulations of governmental authorities, or any other causes, whether direct or indirect, and whether or not of the same class or kind as those specifically above named, not within the reasonable control of such party, or its agents, employees, contractors, subcontractors and consultants, and which by the exercise of reasonable diligence the said party is unable to prevent.  However, (i) the Contractor shall not be entitled to the benefits of this Paragraph 17 unless it gives prompt written notice to the Client of the existence of any event, occurrence or condition which it believes permits a delay in the performance of its obligations pursuant to this Paragraph 17, and (ii) no such event, occurrence or condition referred to in this Paragraph 17 shall prevent the parties from terminating this Agreement pursuant to Paragraph 5.

20.	Modification of Agreement

This Agreement constitutes the entire agreement between the parties hereto. To be effective any modifications of this Agreement must be in writing and signed by the party to be charged thereby.

21.	Headings

The headings of the Paragraphs of this Agreement are inserted for convenience of reference only and shall not in any manner affect the construction or meaning of anything herein contained or govern the rights or liabilities of the parties hereto.

22.	Interpretation

Whenever the content requires, all words used in the singular number shall be deemed to include the plural and vice versa, and each gender shall include any other gender.

23.	Notices

All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt of forty-eight (48) hours after being placed in a regularly maintained receptacle for the deposit of mail, postage prepaid, registered or certified mail, with return receipt requested, addressed to the above parties as follows:

CLIENT:	DANE EXPLORATION INC. 3577 - 349 West Georgia Street Vancouver, British Columbia, Canada, V6B 3Y4 Tel: 604.805.7292 Fax: 604.241.8411

CONTRACTOR:	S.G. DIAKOW ....................... ......................................................................................... .................................. ..................................

Notice of a change in address of one of the parties shall be given in writing to the other party as provided above, but shall be effective only upon actual receipt.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

DANE EXPLORATION INC.,

/s/ David Christie
David Christie, President & CEO

Contractor:

/s/ S.G. Diakow
S.G. Diakow

SCHEDULE "A"

PROPERTY DESCRIPTION: Judy 1 and McDame Mountain Claims

'Property' shall mean British Columbia Mineral Tenure 735182 (the “Judy 1 Claim”) and British Columbia Mineral Tenure 821402 (the “McDame Mountain Claim”), both located 2 kilometres (1.5 miles) northeast of Cassiar, British Columbia, Canada, comprising an area of 627.96 hectares (1551.68 acres) on McDame Mountain, British Columbia, Canada.

SCHEDULE "B"

DESCRIPTION OF WORK AND SERVICES
TO BE PERFORMED BY CONTRACTOR AND CHARGES

It appears the Judy 1 and McDame Mountain claims (the 'Judy Claims'), are underlain by both Sylvester and McDame Group rocks in proximity to a granitic pluton (Cassiar intrusive) and a major fault zone, the area has attractive mineral potential that should be investigated by reference to various data sources and by field work. Of particular interest will be the publications, both historic and recent, of the provincial Ministry of Energy and Mines. Review of the regional geochemical data may help focus exploration initiatives but will not take the place of ground-based prospecting efforts. A suitably equipped experienced prospecting team should spend about one week performing a reconnaissance survey of the entire claim. They should record the various rock types, structures and any mineral zones and submit appropriate rock, soil and stream sediment samples for analysis. The cost of this program of Phase 1 work will be approximately US$11,500 and when completed the results of the work should be considered with reference to the regional database to determine if further work is justified.

A second program of work should be undertaken if sufficient encouragement is obtained from the prospecting and reconnaissance survey work. It can be anticipated that the program if justified, will include further rock and soil geochemistry sampling, a limited amount of trenching using hand tools and dynamite, additional geochemical sampling, and simple geophysical survey methods. A Phase 2 budget of  US$36,000 is recommended, but is likely scalable down to $17,500. This would include four person crew to prospect, sample and, possibly, trenching and geophysical surveys. Allow for two weeks field work, 50 rock samples. 150 samples, rental of portable rock drill, explosives.

Completion of Phase 2 should be followed again by a thorough review of data obtained. One or more areas of mineral potential should have been recognized and at least partially defined.

A Phase 3 program is speculative, depending upon the location and configuration of the mineral zones. It is likely that further geophysical surveys with different techniques or more densely spaced observations, will be required to assist in designing a program of diamond drill holes to test the deeper potential of the “best” parts of the area. Costs, including the cost of a limited drilling campaign, are difficult to estimate but in a somewhat remote area such as McDame Mountain are likely to be fairly high. Phase 3 should be expected to cost a scalable total of up to US$350,000.

SCHEDULE "B"

BUDGET (US Dollars) – all cost estimates include 15% Service Fee component

(a) Phase 1 – Preliminary Work – Review of Regional Database:
allowance for purchase of maps, air photographs, publications	$500.00
review files at Geological Survey Branch, Victoria and
Vancouver, allowance for travel and living expenses	$500.00
wages	$600.00
(b) Phase 1 - Field Work – Two person prospecting crew, five days in the field:
mobilization to Cassiar district, travel costs, et al., allow	$1,500.00
prospecting and camping gear	$200.00
groceries and other supplies	$500.00
analytical costs, including freight, 80 samples	$1,600.00
wages – for two persons for five days @ $800/day	$4,000.00
assembling and reporting results of field work allow	$600.00
Anticipated Cost of Preliminary Review and Field Work	$10,000.00
Allowance for unscheduled expenses @ 15%	$1,500.00

PHASE 1 - Anticipated Cost of Preliminary Phase 1 Review and Field Work:	$11,500.00

Phase 2 – Follow- up Work

Phase 2 – Initial Drilling and Trenching – Four person crew to prospect, sample and, possibly, trenching and geophysical surveys. Allow for two weeks field work, 50 rock samples. 150 samples, rental of portable rock drill, explosives:

mobilization to Cassiar district, including travel	$2,500.00
equipment & provisions	$4,900.00
drill and backhoe rentals, based on a small Kabota type tracked
backhoe and use of ATV’s to access target zones	$10,100.00
assays, including freight costs	$2,000.00
wages	$14,000.00
reports to analyze results of chip samples produced from trenching	$500.00
Anticipated Cost of Initial Drilling and Trenching Work	$34,000.00
Allowance for unscheduled expenses @ 15%	$2,000.00

PHASE 2 - Anticipated Cost of Initial Drilling and Trenching Work:	$36,000.00

Phase 3 – More surveys, followed by diamond drilling

Selected target areas will have to be more carefully detailed in order to identify drill sites. Geophysical surveys, either of a different method or on a more dense grid, should clarify the type of structure being investigated and will ensure that diamond drill holes are placed in the most prospective areas. Speculatively, an initial drill program of 1500 to 2000 meters is likely to be required.  Drilling costs in the Cassiar area are in the range of $60 to $70 per foot of drilling. All-in costs, based on using a light weight helicopter portable drill rig, are estimated in the range of $60,000 to $70,000 per 1,000 feet of drilling.

PHASE 3 - Anticipated Cost of More surveys, followed by diamond
drilling are estimated at:		$45,000
	to	$350,000